Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

February 14, 2018

Avinger, Inc.

400 Chesapeake Drive

Redwood City, California 94063

Re:                        Registration Statement on Form S-1

This opinion is furnished to you in connection with the Registration Statement on Form S-1, as amended (the “Registration Statement”), filed by Avinger, Inc. (the “Company”) with the Securities and Exchange Commission pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of 2,979 shares of Series B convertible preferred stock, $0.001 par value per share (the “Series B preferred”) 1,489,500 shares of common stock issuable upon conversion of the shares (the “Common Shares”) warrants to purchase 2,979,000 shares of common stock, $0.001 par value per share (the “Warrants” and collectively with the Series B preferred and common shares, the “Securities”), to be issued and sold by the Company.  The Registration Statement incorporates by reference the Registration Statement on Form S-1 (Registration No. 333-222517) (the “Prior Registration Statement”), which was declared effective on February 13, 2018, including the prospectus which forms part of the Registration Statement. We understand that the Securities are to be sold to the underwriters for resale to the public as described in the Registration Statement and the Prior Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Prior Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale of the Securities by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion, that the Securities to be issued and sold by the Company have been duly authorized and, when such Securities are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Prior Registration Statement, which is incorporated by reference into the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.